EXHIBIT 10.38

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                       ASSET PURCHASE AND SALE AGREEMENT

                                     AMONG

                      BANK UNITED, A FEDERAL SAVINGS BANK
                     COMMONWEALTH UNITED MORTGAGE COMPANY

                                      AND

                          NATIONAL CITY MORTGAGE CO.

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                       ASSET PURCHASE AND SALE AGREEMENT

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
ARTICLE I        Definitions...............................................  1

ARTICLE II       Terms of Purchase and Sale of Assets......................  9
      2.1        Purchase and Sale of Assets...............................  9
      2.2        Assumption of Liabilities.................................  9
      2.3        Purchase Price............................................  9
      2.4        Timing of Payments........................................ 10
      2.5        Post Closing and Final Purchase Price..................... 10
      2.6        Method of Payment......................................... 10
      2.7        Objection Procedure....................................... 10
      2.8        Tax Allocation............................................ 11
      2.9        Closing................................................... 12

ARTICLE III      Representations and Warranties of Seller.................. 12
      3.1        Organization.............................................. 12
      3.2        Authority................................................. 12
      3.3        Binding Agreement......................................... 12
      3.4        Defaults.................................................. 13
      3.5        Operating Authority; Qualifications....................... 13
      3.6        Assets.................................................... 13
      3.7        Intellectual Property Rights.............................. 13
      3.8        Files and Records......................................... 14
      3.9        Origination Premises Leases............................... 14
      3.10       Contracts and Commitments................................. 14
      3.11       Employee Benefit Plans.................................... 15
      3.12       Labor and Employment Matters.............................. 16
      3.13       Litigation................................................ 16
      3.14       Tax Matters............................................... 16
      3.15       No Commissions to Third Parties........................... 17
      3.16       Compliance with Law....................................... 17
      3.17       Good Standing............................................. 17
      3.18       Insurance................................................. 17
      3.19       Regulatory and Investor Matters........................... 18
      3.20       Environmental Matters..................................... 18
      3.21       Correspondent Agreements.................................. 19
      3.22       Activities Pending Closing................................ 19
      3.23       Disclaimer................................................ 20

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ARTICLE IV       Representations and Warranties of Buyer................... 20
      4.1        Organization.............................................. 20
      4.2        Authority................................................. 21
      4.3        Binding Agreement......................................... 21
      4.4        Defaults.................................................. 21
      4.5        No Commissions to Third Parties........................... 21
      4.6        Financial Capability...................................... 22
      4.7        Good Standing............................................. 22

ARTICLE V        Certain General Covenants................................. 22
      5.1        Pursuit of Approvals...................................... 22
      5.2        Confidentiality........................................... 22
      5.3        Expenses.................................................. 23
      5.4        Post Closing Information.................................. 23
      5.5        Books and Records......................................... 23
      5.6        Further Assurances........................................ 24
      5.7        Personnel................................................. 24
      5.8        Employee Benefit Plans; Workers Compensation Plan......... 27
      5.9        Non-Competition........................................... 27
      5.10       Data Base................................................. 28
      5.11       Whole Loan Purchase Obligation............................ 28
      5.12       Operation of Origination Business from the Initial Closing Date to the Closing Date....................................... 28
      5.13       Origination Premises Lease Expenses....................... 29

ARTICLE VI       Indemnity and Recourse; Other Remedies.................... 30
      6.1        Seller's Indemnity........................................ 30
      6.2        Buyer's Indemnity......................................... 31
      6.3        Indemnity Procedures...................................... 31

ARTICLE VII      Restrictions on Solicitation; Confidentiality............. 34
      7.1        Confidentiality........................................... 34
      7.2        Wholesale Operations...................................... 35
      7.3        Enforcement of Article VII................................ 35

ARTICLE VIII     Miscellaneous............................................. 35
      8.1        Survival.................................................. 35
      8.2        Amendment................................................. 36
      8.3        Counterparts.............................................. 36
      8.4        Entire Agreement.......................................... 36
      8.5        Rights Cumulative; Waivers................................ 36
      8.6        Additional Actions........................................ 36
      8.7        Section Headings.......................................... 36
      8.8        Notices................................................... 36

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      8.9        Governing Law............................................. 37
      8.10       Successors and Assigns.................................... 37
      8.11       Further Agreements........................................ 38
      8.12       Publicity................................................. 38
      8.13       Severability ............................................. 38
      8.14       Waivers................................................... 38
      8.15       Exhibits and Schedules.................................... 38
      8.16       General Interpretive Principles........................... 38
      8.17       Reproduction of Documents................................. 39

                                   SCHEDULES

      1.1(c)     Agency Agreements
      1.1(f)     Assets
                     (i) Purchased Furniture, Fixtures and Equipment and Purchased Lease-Hold Improvements
                     (ii) Security Deposits Pursuant to Origination Premise Leases and Assumed Furniture, Fixtures and Equipment Leases
                     (iii) Security Deposits Pursuant to Assumed Contracts
                     (iv)  Supplies
                     (v)   Files and Records
                     (vi)  Intellectual Property Rights
                     (vii) Assignable Permits
                     (ix)  Additional Assets
      1.1(h)     Assumed Contracts
      1.1(i)     Assumed Furniture, Fixtures and Equipment Leases
      1.1(j)     Assumed Liabilities
      1.1(r)     Correspondent Agreements
      1.1(v)     Employees
                     (i)   Origination Business
                     (ii)  Origination Support Business
      1.1(y)     Excluded Assets
      1.1(ap)    Intellectual Property Rights
      1.1(aq)    Knowledge
                     (i)   Members of the Executive Management Group
                     (ii)  Certain Administrative Department Personnel
      1.1(ax)    Origination Premises
      1.1(ay)    Origination Premises Leases
      1.1(az)    Origination Support Business
      1.1(bb)    Permitted Liens
      1.1(bh)    Purchased Furniture, Fixtures and Equipment
      1.1(bi)    Purchased Leasehold Improvements
      1.1(bs)    Wholesale

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      2.3(b)     Net Assets Price
      2.5(a)     Closing Statement
      3.5        Exceptions - Permits
      3.11(a)    Employee Pension Benefit Plan and Multi-Employer Plan
      3.11(b)    Employee Benefit Plans - Prohibited Transactions
      3.11(c)    Retiree Medical,Disability and Life Insurance Benefits
      3.11(f)    Employee Benefit Plans - Pending or Threatened Claims
      3.12       Labor and Employment Matters
      3.19       Pending or Threatened Disputes or Controversies with
                 Governmental Authorities or Investors
      3.22       Activities Pending Closing
      5.11       Whole Loan Purchase Obligation
      5.13       Origination Premises Leases with Sixty Day Determination Period

                                   EXHIBITS

      Exhibit A  Tax Allocation of Purchase Price and Assumed Liabilities

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                       ASSET PURCHASE AND SALE AGREEMENT

            THIS AGREEMENT is made and entered into dated and effective as of this 17th day of January, 1997, by and among Bank United, a federal savings bank ("Seller"), Commonwealth United Mortgage Company, a Texas corporation (the "Subsidiary"), and National City Mortgage Co., a corporation organized under the laws of the State of Ohio ("Buyer").

                  WHEREAS, Seller and Subsidiary are, among other things, engaged in the retail and wholesale residential mortgage loan origination business on a national basis, the Origination Business (as hereinafter defined); and

                  WHEREAS, subject to the terms and conditions of this Agreement, Seller and Subsidiary wish to sell to Buyer, and Buyer wishes to purchase from Seller and Subsidiary, certain assets that relate to or are used in connection with the Origination Business and otherwise as set forth below, all in consideration of the purchase price described below and Buyer's assumption of certain liabilities and obligations of Seller, as set forth below; and

                  WHEREAS, Seller and Subsidiary have determined that the Purchase Price to be paid by Buyer and Buyer's assumption of the Assumed Liabilities hereunder will constitute receipt by Seller and Subsidiary of fair value for the Assets to be conveyed to Buyer.

                  NOW, THEREFORE, in consideration of the premises, the mutual representations, warranties, covenants, agreements, and conditions contained herein, and in order to set forth the terms and conditions of such sale and purchase and the mode of carrying the same into effect, the parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

SECTION 1.1 DEFINITIONS.

      In addition to the abbreviations and terms otherwise defined in the text of this Agreement, the following capitalized terms used herein shall have the respective meanings set forth below; the terms defined herein include the plural as well as the singular and the singular as well as the plural:

            (a) "AFFILIATES" with respect to any Person means any other Person directly or indirectly controlling, controlled by, or under common control with such Person.
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            (b) "AGENCY" means FNMA, FHLMC, GNMA, VA, or FHA, or a Private
      Investor, as applicable.

            (c) "AGENCY AGREEMENTS" means the agreement or agreements (including all exhibits and schedules thereto and all amendments and supplements thereof) between Seller and the related Agency which authorize or enable Seller to originate Pipeline Mortgage Loans to be sold to, insured or guaranteed by such Agency, which agreements are identified on Schedule 1.1(c) hereto.

            (d) "AGENCY REQUIREMENTS" means the applicable rules, regulations, directives, and instructions of an Agency, including, without limitation, the applicable requirements of the Guides and the Agency Agreements.

            (e) "AGREEMENT" means this Asset Purchase and Sale Agreement, as the same may be amended or supplemented in accordance with its terms including all Exhibits and Schedules attached hereto or delivered pursuant hereto.

            (f) "ASSETS" means the following assets of Seller and Subsidiary listed on Schedule 1.1(f), other than the Excluded Assets, used in connection with the Origination Business, whether or not carried on the books and records of Seller: (i) the Purchased Furniture, Fixtures and Equipment and the Purchased Leasehold Improvements; (ii) all rights of Seller under the Origination Premises Leases and Assumed Furniture, Fixtures and Equipment Leases, if any (inclusive of all rights in security deposits and other sums owing to lessee in connection therewith set forth on Schedule 1.1(f)(ii)); (iii) all rights of Seller under the Assumed Contracts, if any (inclusive of all rights in security deposits and other sums owing to Seller in connection therewith set forth on Schedule 1.1(f)(iii)); (iv) the Supplies; (v) the Files and Records; (vi) the Intellectual Property Rights; (vii) the Assignable Permits; (viii) the Goodwill; and (ix) those additional assets of Seller listed on Schedule 1.1(f)(ix).

            (g) "ASSIGNABLE PERMITS" means all Permits that relate to or are used in connection with the Origination Business, to the extent assignable to Buyer.

            (h) "ASSUMED CONTRACTS" means only those contracts listed on
      Schedule 1.1(h).

            (i) "ASSUMED FURNITURE, FIXTURES AND EQUIPMENT LEASES" means only those lease agreements with respect to furniture, fixtures and equipment listed on Schedule 1.1(i).

            (j) "ASSUMED LIABILITIES" means only those obligations of Seller arising on or after the Closing Date that relate solely to the Origination Premises Leases, the Assumed Furniture, Fixtures and Equipment Leases, and the Assumed Contracts, and those additional liabilities listed on Schedule 1.1(j).

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            (k) "BUYER" means National City Mortgage Co.

            (l) "CLCS" means the COBOL main frame based data processing system owned by Seller using leased mainframe space from Alltel.

            (m)   "CLOSING" shall have the meaning given in Section 2.9 hereof.

            (n)   "CLOSING DATE" means January 31, 1997.

            (o) "CLOSING STATEMENT" shall have the meaning given in Section 2.5(a) hereof.

            (p)   "CODE"  means the Internal Revenue Code of 1986, as amended.

            (q) "CONTRACTS" means all contracts, agreements, instruments, commitments, and other binding arrangements, whether oral or written, to which Seller or Subsidiary are a party or by which Seller or Subsidiary or any of the Assets is bound or subject, and that relate to or are used in connection with the Origination Business, including, without limitation, guarantees, leases, indentures, evidences of indebtedness, rental agreements, options, insurance policies, binding purchase orders and sales orders, collective bargaining agreements, union contracts, licenses, and Employee Benefit Plans.

            (r) "CORRESPONDENT AGREEMENTS" means those agreements listed on
      Schedule 1.1(r), pursuant to which Persons agree to sell to Seller or the Subsidiary certain residential mortgage loans.

            (s) "CUSTODIAL AGREEMENTS" means the agreement or agreements governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage, and other Mortgage Loan Documents as referred to by and in accordance with the related Agency Agreements.

            (t) "DATA BASE" means all information in the computer tape delivered by Seller to Buyer in a format agreeable to Buyer and Seller.

            (u) "DISCLOSURE SCHEDULE" means the compilation of schedules referenced in this Agreement.

            (v) "EMPLOYEE" or "EMPLOYEES" means the individual(s) employed by Seller or the Subsidiary who are engaged in the Origination Business or the Origination Support Business and listed on Schedule 1.1(v)(i) or
      Schedule 1.1(v)(ii) respectively. Schedules 1.1(v)(i) and 1.1(v)(ii) shall also contain such Employees' social security numbers and job title.

            (w) "EMPLOYEE BENEFIT PLAN" means any pension, retirement, profit-sharing, deferred compensation, bonus, or incentive plan, practice, or arrangement, whether formal

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      or informal, any other employee benefit program, arrangement, agreement, or understanding, any medical, vision, dental, or other health plan and any life insurance plan and including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA, maintained by Seller or the Subsidiary or to which Seller or the Subsidiary contributes or is a party or is bound or under which it may have liability or under which employees of Seller are eligible to participate or derive a benefit.

            (x) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            (y) "EXCLUDED ASSETS" means the assets identified as excluded assets on Schedule 1.1(y).

            (z) "FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.

            (aa) "FHA" means the Federal Housing Administration of the Department of Housing and Urban Development of the United States and any successor thereto.

            (ab) "FHLMC" means the Federal Home Loan Mortgage Corporation and any successor thereto.

            (ac) "FHLMC GUIDE" means the FHLMC Sellers' & Services' Guide, and any amendments or additions thereto.

            (ad) "FNMA" means the Federal National Mortgage Association and any successor thereto.

            (ae) "FNMA GUIDES" means the FNMA Selling Guide and the FNMA Servicing Guide, and any amendments or additions thereto.

            (af) "FILES AND RECORDS" means only those Seller's books of account, files, records, original documents, papers, customer lists (including those relating to realtors, builders, contractors, and borrowers), Data Bases, data, manuals, warranties relating to Purchased Furniture, Fixtures and Equipment and Assumed Furniture, Fixtures and Equipment Leases, dealer and distributor lists, and other files and records used in the Origination Business, in each case in whatever form, including without limitation tape capture, computer disk or diskette, or other media, except for files and records related to Mortgage Loans closed by Seller prior to Closing, and not purchased by Buyer, together with all records, books, accounts, files, documents, papers, customer lists, Data Bases, data, manuals, warranties relating to Purchased Furniture, Fixtures and Equipment leases, dealer and distribution lists and other files and records of the Subsidiary. Excluded from Files and Records are any such items which Buyer and Seller agree are or may be removed from the Origination Premises prior to or after the Closing Date.

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            (ag) "FINAL PAYMENT DATE" means the date on which the Final Purchase
      Price is paid to Seller pursuant to this Agreement.

            (ah) "GNMA" means the Government National Mortgage Association and any successor thereto.

            (ai) "GNMA GUIDE" means the GNMA Mortgage Backed Securities Guide, as applicable.

            (aj) "GOODWILL" means all goodwill associated with the Origination Business, including the right of Buyer to represent itself to third parties as the successor in interest to the Origination Business.

            (ak) "GOVERNMENTAL AUTHORITY" means any federal, state or municipal agency, department, commission or other governmental authority, including any domestic or foreign court or tribunal of competent jurisdiction.

            (al) "GUIDES" means the FHLMC Guide, the FNMA Guide, the GNMA Guide, and any other Private Investor Guide, as applicable.

            (am) "HAZARDOUS MATERIALS" means any substance, chemical, waste or other material which is or may be at any time listed, defined or otherwise identified as hazardous, toxic or dangerous under any applicable law including, without limitation, asbestos, PCBs, petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel, and "source," "special nuclear," and "by-product" material as defined in the Atomic Energy Act of 1954, 42 U.S.C. ss.ss. 2001 ET SEQ.

            (an) "INITIAL CLOSING" shall have the meaning given in Section 2.9 hereof.

            (ao) "INITIAL CLOSING DATE" means the date on which Buyer remits to Seller the applicable portion of the Purchase Price as determined in accordance with Article II hereof, which date shall be as specified in
      Section 2.9 hereof.

            (ap) "INTELLECTUAL PROPERTY RIGHTS" means any and all rights of Seller to use the Tradenames and the items set forth on Schedule 1.1(ap).

            (aq) "KNOWLEDGE" means, with respect to Seller or Subsidiary, the actual knowledge, by a member of the executive management group of Seller (also, along with their title, are listed on Schedule 1.1(aq)(i)) of a particular fact, condition or circumstance and, with respect to Buyer, the actual knowledge by a member of the executive management group of Buyer of a particular fact, condition or circumstance. "Best knowledge", or a term substantially similar, when referring to Seller or Subsidiary means

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      the Knowledge of the executive management group and certain administrative department personnel (who, along with their title, are listed on Schedule 1.1(aq)(ii)).

            (ar) "LEASEHOLD IMPROVEMENTS" means all leasehold improvements and fixtures owned by Seller at the Origination Premises.

            (as) "LIABILITIES" means any and all liabilities and obligations of every nature or kind (whether accrued, absolute, contingent or otherwise, and whether asserted or unasserted, known or unknown and whether due or to become due).

            (at) "LIEN" means any lien, claim, mortgage, security interest, pledge, charge, easement, servitude, or other encumbrance of any kind, including any thereof arising under any conditional sales or other title retention agreement.

            (au) "MATERIAL ADVERSE CHANGE" means a change which results in a liability equal to or in excess of $50,000.

            (av) "OPERATIVE DOCUMENTS" means this Agreement and each other agreement, certificate, and document executed and delivered, or required to be executed and delivered, in connection herewith.

            (aw) "ORIGINATION BUSINESS" means the businesses engaged in by Seller or the Subsidiary of originating, producing and acquiring retail or wholesale residential mortgage loans from the Origination Premises, as well as the Origination Support Business, excluding the residential mortgage loan business in the State of Texas except for the El Paso metropolitan area. The Origination Business does not include, by way of example only, the business engaged in by Seller of (i) activities related to Pipeline Mortgage Loans, (ii) performing administrative duties relating to Mortgage Loans under agreements that provide for payment to Seller or the Subsidiary of a servicing or subservicing fee, (iii) purchasing, selling or securitizing mortgage loans, (iv) telemarketing of mortgage loan originations, (v) originating "B&C" mortgage loans, (vi) refinancing of mortgage loans currently serviced by Seller or the Subsidiary, or (vii) originating home equity loans.

            (ax) "ORIGINATION PREMISES" means the retail branch offices, satellite offices, wholesale offices and regional operating centers of Seller or the Subsidiary, together with any appurtenant storage facilities, as identified on Disclosure Schedule 1.1(ax) to the extent used in connection with the Origination Business. Excluded from Origination Premises is Seller's Headquarters space located in Houston, Texas, and all other premises even if utilized in conjunction with the Origination Business.

            (ay) "ORIGINATION PREMISES LEASES" means the real property leases listed on Schedule 1.1(ay).

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            (az) "ORIGINATION SUPPORT BUSINESS" means that portion of the closing, post-closing, shipping, insuring, and underwriting management functions related to the Origination Business identified on Schedule 1.1(az).

            (ba) "PERMITS" means licenses, permits, authorizations, and approvals issued or granted by: (i) any Governmental Authority or any agency or instrumentality thereof; (ii) any self-regulatory organization; or (iii) FNMA, FHLMC, GNMA, FHA and VA.

            (bb) "PERMITTED LIENS" means those liens set forth on Schedule 1.1(bb).

            (bc) "PERSON" means an individual, corporation, partnership, joint venture, association, joint stock company, trust, or unincorporated organization or a federal, state, city, municipal, or foreign government or an agency or political subdivision thereof.

            (bd) "PIPELINE MORTGAGE LOANS" means all registrations for and applications from prospective borrowers for Residential Mortgage Loans that have been put into process by Seller or the Subsidiary as of the Closing Date which have not yet been closed and which are listed on
      Schedule 1.21 of the Transitional Services Agreement.

            (be) "PMI POLICY" means a policy of private primary mortgage guaranty insurance issued by a Qualified Insurer on conventional loans.

            (bf) "PRELIMINARY PURCHASE PRICE" means the purchase price, calculated in accordance with Sections 2.3 and 2.4.

            (bg) "PURCHASE PRICE" means the aggregate amount required to be paid pursuant to Section 2.5 (net of any and all adjustments or deductions as provided therein).

            (bh) "PURCHASED FURNITURE, FIXTURES AND EQUIPMENT" or "PURCHASED F,F&E" means furniture, fixtures and equipment owned by Seller and used or located at any of the Origination Premises, including, without limitation, the furniture, fixtures and equipment listed on Schedule 1.1(bh) and all furniture, fixtures and equipment owned by the Subsidiary.

            (bi) "PURCHASED LEASEHOLD IMPROVEMENTS" means Leasehold Improvements located at any of the Origination Premises, including, without limitation, the Leasehold Improvements listed on Schedule 1.1(bi).

            (bj) "QUALIFIED INSURER" means a mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and approved as an insurer by FNMA and/or FHLMC.

            (bk) "RESIDENTIAL MORTGAGE LOAN" means a loan secured or to be secured by a mortgage or deed of trust on real property improved by a residence for occupancy by not

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      more than four families, including an individual unit in condominium, a cooperative ownership development, or a planned unit development by prospective retail and wholesale mortgage loan borrowers.

            (bl) "RETURN" means any report, return or other information required to be supplied to a Governmental Authority by Seller or the Subsidiary in connection with Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Seller or any Affiliate.

            (bm) "SCHEDULE" means the schedules referenced in this Agreement which comprise the Disclosure Schedule.

            (bn) "SELLER" means Bank United, a federal savings bank, or its successors in interest or assigns.

            (bo) "SUPPLIES" means all consumable supplies owned by Seller or the Subsidiary that relate to or are used in connection with the Origination Business and that are either (A) located at the Origination Premises or
      (B) of the sort that, wherever they may be situated, are used only in connection with the Origination Business.

            (bp) "TAXES" means all taxes, charges, fees, levies or other assessments (including, without limitation, income, gross receipts, gains, transfer, ad valorem, value added, excise, personal or real property, sales, use, production, recoding, license, payroll, transfer, business and occupation, disability, employment, severance, franchise or withholding taxes), imposed (whether directly or by withholding) by any Governmental Authority and includes any estimated tax, assessment, interest and penalties (civil or criminal) or additions to tax. It shall include any obligations of the Seller or the Subsidiary in connection with or related to any tax sharing or similar arrangements between the Seller or the Subsidiary and any other Person.

            (bq) "TRADENAMES" means the names "Commonwealth United Mortgage Company" and "Tidewater Financial Services," and with regard to the latter name, any derivatives thereof, whether used or held for use, registered or unregistered, and any and all applications for registration of the foregoing.

            (br) "VA" means the Veterans Administration of the United States and any successor thereto.

            (bs) "WHOLESALE" means that portion of Seller's wholesale residential mortgage loan origination business identified on Schedule 1.1(bs).

            (bt) "WORKERS COMPENSATION PLAN" means any plan, practice or arrangement, whether formal or informal, maintained by Seller (or to which Seller contributes or is a

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      party or is bound or under which Seller may have liability) for the purpose of providing Employees with state mandated workers compensation.

                                  ARTICLE II
                     TERMS OF PURCHASE AND SALE OF ASSETS

2.1   PURCHASE AND SALE OF ASSETS

      Subject to the terms, conditions and provisions hereof, Seller and Subsidiary agree to sell to the Buyer, and Buyer agrees to purchase from Seller and Subsidiary the Assets in consideration of the payment of the Final Purchase Price as hereinafter provided.

      On the Closing Date, Seller and Subsidiary shall sell, assign, transfer, convey, and deliver to Buyer, free and clear of all Liens, and Buyer shall purchase from Seller and Subsidiary, the Assets.

2.2   ASSUMPTION OF LIABILITIES

      On the Closing Date, Buyer shall assume the Assumed Liabilities. Except for the Assumed Liabilities, Buyer shall not assume or otherwise be responsible or liable for or bound by any Liabilities of Seller or Subsidiary. Except for the Assumed Liabilities, nothing in this Agreement is intended or shall be deemed to subject Buyer, any of its Affiliates, or any of the officers, directors, servants, employees, partners, or agents of Buyer or its affiliates, to any liability by reason of the transfer of assets contemplated hereby under the laws of the United States of America, any State, territory, or possession thereof, or the District of Columbia, or any other jurisdiction based, in whole or in part, directly or indirectly, on any theory of law, including without limitation, any theory of successor, assignee, or transferee liability.

2.3   PURCHASE PRICE

      Buyer shall pay to Seller and Subsidiary for the sale, conveyance, transfer, assignment, and delivery of the Assets the sum of the following amounts (the "Purchase Price"):

      (a) a base price (the "Production Premium") which shall be in the amount of ten million five hundred thousand dollars ($10,500,000.00); and

      (b) a net asset price (the "Net Assets Price") for the Purchased Furniture, Fixtures and Equipment and Other Assets listed on
            Schedule 1.1(f) (which shall include the amount of any security deposits or other sums owing Seller in conjunction with Assumed Contracts, and the proration of prepaid rent or other expenses for any period extending past the Closing Date) less the Liabilities which shall be as shown on Schedule 2.3(b).

2.4   TIMING OF PAYMENTS

      The Production Premium plus an estimate of the Net Assets Price ("Preliminary Purchase Price"), shall be paid by Buyer to Seller at the Initial Closing.

2.5   POST CLOSING AND FINAL PURCHASE PRICE

            (a) As soon as practicable after the sixtieth day after the Closing Date, the Parties agree that a calculation of the final Net Assets Price shall be prepared by the Seller and delivered to the Buyer (the "Closing Statement"). Such Closing Statement shall be in the form of, and contain the same items as, Schedule 2.5(a) hereto, and shall be prepared consistent with the methodology used in preparing Schedule 2.5(a). The Preliminary Purchase Price shall be adjusted in accordance with the Closing Statement and the provisions of this Article 2, to arrive at the Final Purchase Price.

            (b) The Final Purchase Price paid by Buyer shall consist of the net sum of the following: (i) the Production Premium and the Net Assets Price. Any adjustments to amounts paid as and for the Preliminary Purchase Price or the Final Purchase Price shall be remitted by Buyer or Seller, as appropriate, within fifteen (15) days of delivery of the Closing Statement to Buyer (except as such fifteen day period is adjusted by Section 2.7 hereof).

2.6   METHOD OF PAYMENT

      Unless otherwise stated, all payments to Seller under this Agreement shall be made in immediately available funds by wire transfer to an account designated in writing by Seller to Buyer or as otherwise instructed by Seller by notice hereunder. Unless otherwise stated, all payments to Buyer under this Agreement shall be made in immediately available funds by wire transfer to an account designated in writing by Buyer to Seller, or as otherwise instructed by Buyer by notice hereunder.

2.7   OBJECTION PROCEDURE

      The Buyer and Seller shall each either accept the Closing Statement and the adjustment (if any) to be made to the Preliminary Purchase Price to arrive at the Final Purchase Price or notify the other of their objections to the correctness of the Closing Statement and/or such adjustment to the Preliminary Purchase Price. Each objecting party (an "Objecting Party") shall notify the other in writing within fifteen (15) days following the delivery of the Closing Statement to the Buyer. The Objecting Party's notice of objection (an "Objection") shall contain a detailed description of such party's objection to the Closing Statement and the corresponding adjustment to the Preliminary Purchase Price. If neither the Buyer nor Seller delivers such an Objection within such time, the Closing Statement and adjustment to the Preliminary Purchase Price, if any, will be deemed accepted by the Buyer and Seller. If either the Buyer and/or Seller delivers an Objection to the other, the recipient of an Objection shall respond to such Objection and describe the responding party's (a "Responding Party") position with respect thereto in writing (a "Response") within fifteen (15) days following the Responding Party's receipt of an Objection. The Buyer and Seller shall make a good faith effort to resolve any disputed items within fifteen (15) days following the receipt by the Objecting Party of the Responding Party's Response, but if they are unable to do so, the remaining disputed items shall be presented to Ernst & Young LLP, or such other firm of nationally recognized independent public accountants as shall be mutually agreed upon by the parties hereto (the "Arbitrator"), to make a final written determination with respect to the correctness of each item remaining in dispute. The Arbitrator shall not be regarded as a mere fact finder or appraiser, but shall exercise its independent discretion and judgment as an accountant and shall have the full immunities of an arbitrator. The Arbitrator will be directed to make a final written determination within thirty (30) days of the dispute being submitted to it. The Arbitrator shall have full access to all requisite accounting and other records of Seller, and its determination of all matters and disputes shall be final and binding on the parties hereto. The fees and expenses of the Arbitrator in rendering its opinion shall be paid by the losing party, or if each party to the arbitration shall prevail on certain issues, then the fees and expenses of the Arbitrator shall be paid as determined by the Arbitrator. In addition, the Arbitrator shall award to the prevailing party reasonable attorneys' and/or other professional fees and other costs incurred in connection with the arbitration proceeding as determined by the Arbitrator. In the event that each party prevails on certain issues, the Arbitrator may award reasonable attorneys' and/or other professional fees and other costs incurred in connection with the arbitration proceeding to such parties and in such amounts as it deems proper in its sole discretion.

      If any amount is payable by either the Buyer or Seller based upon the Closing Statement, as a result of their mutual agreement or following the resolution of any dispute by the Arbitrator, then such party shall reimburse the other by wire transfer of funds within five (5) business days following the parties' mutual agreement or the decision of the Arbitrator.

2.8   TAX ALLOCATION

      The Purchase Price for the Assets and the Assumed Liabilities shall be allocated, for tax purposes, as set forth on Exhibit "A" hereto. Neither Buyer nor Seller shall file any tax returns or, in a judicial or administrative proceeding, assert or maintain any tax reporting position that is inconsistent with this Agreement or the allocation agreed to in accordance with this Agreement.

2.9   CLOSING

      The Closing shall take place at the corporate headquarters of Seller at 11:00 a.m., Central Standard Time, on January 31, 1997, unless another location or time or place is mutually agreed upon by the parties in writing. The Initial Closing shall take place at the corporate headquarters of Seller at 11:00 a.m., Central Standard Time, on the date hereof. It is understood by both the Seller and the Buyer that all of the risks and rewards in connection with the transaction and services contemplated in the Operative Documents shall remain with the Seller from the Initial Closing through the Closing Date and will not pass to the Buyer until February 1, 1997.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby represents and warrants to Buyer as follows as of the date hereof and as of the Closing Date:

3.1   ORGANIZATION

      Seller is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States of America. The Subsidiary is a corporation, duly organized, validly existing and in good standing under the laws of the State of Texas. In addition, the Subsidiary is in good standing under the laws of the State of Vermont.

3.2   AUTHORITY

            (a) Seller's and Subsidiary's execution and delivery of this Agreement, and their consummation of the transactions contemplated hereby (inclusive of the sale of the Assets to Buyer on the terms and conditions hereof), have been duly and validly authorized by all requisite corporate action;

            (b) Seller and Subsidiary have the full corporate power and authority to enter into, deliver, and perform this Agreement and any other Operative Documents to be entered into by it;

            (c) This Agreement has been duly executed and delivered by Seller and Subsidiary.

3.3   BINDING AGREEMENT

      This Agreement has been, and each other Operative Document to which Seller or Subsidiary are a party will be, duly executed and delivered by a duly authorized officer of each, and this Agreement constitutes, and each such other Operative Document, when executed and delivered by each, will constitute their legal, valid, and binding obligation enforceable against each in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, receivership, conservatorship, reorganization or similar laws affecting the rights of creditors generally or equitable principles limiting the right to obtain specific performance or other similar relief.

3.4   DEFAULTS

      The execution, delivery, and performance by Seller and the Subsidiary of the Operative Documents to which it is a party do not, and the consummation of the transactions contemplated by the Operative Documents will not, (a) violate any provision of the charter or bylaws of Seller or the Subsidiary, (b) result in any breach or violation of or be in conflict with or constitute (with or without due notice or lapse or time or both) a default (or give rise to any right of termination, modification, cancellation, or acceleration that, if exercised, would impair Seller's or the Subsidiary's ability, financial or otherwise, to perform its obligations under and consummate the transactions contemplated by the Operative Documents) under (i) any term of any agreement or instrument to which Seller or the Subsidiary is a party or by which Seller or the Subsidiary or any of their Assets or properties is bound, or
(ii) any law, ordinance, regulation, rule, judgment, decree, or order binding upon Seller or Assets, or (c) result in the creation or imposition of any Lien upon any of the Assets.

3.5   OPERATING AUTHORITY; QUALIFICATIONS

      Except as provided on Schedule 3.5, Seller and the Subsidiary have all material Permits from all federal, state and local governments and governmental authorities necessary for the lawful conduct of the Origination Business and all such Permits are valid and in good standing and are not subject to any suspension, modification or revocation or proceedings related thereto.

3.6   ASSETS

      Seller and the Subsidiary have good and valid title to all of the Assets to which they assert claims of ownership, and valid leasehold interests in all of the Assets leased by them, in each case free and clear of all Liens, other than Liens for taxes not yet due and payable. Upon transfer of the Assets to Buyer pursuant to Section 2.1 hereof, Buyer will have good and valid title to the Assets free and clear of all Liens (other than Liens created by Buyer). Seller and the Subsidiary enjoy, and are entitled to, quiet possession of all tangible Assets owned or leased by them.

3.7   INTELLECTUAL PROPERTY RIGHTS

      Seller and the Subsidiary owns or possesses adequate licenses or other rights to use all Intellectual Property Rights that are necessary to the operation of the Origination Business, free and clear of all Liens (other than rights of any licensors) other than Permitted Liens and Liens that will be released upon the sale of the Assets to Buyer.

3.8   FILES AND RECORDS

      The Files and Records are accurate and complete in all material respects.

3.9   ORIGINATION PREMISES LEASES

            (a) True, correct and complete copies of the Origination Premises Leases have been provided to Buyer in Schedule 1.1(ay).

            (b) Seller and, where applicable, the Subsidiary, have valid and enforceable leasehold interests in the Origination Premises Leases and such interests are free and clear of all Liens. The Origination Premises Leases are in full force and effect and are legal, valid and binding obligations of Seller or the Subsidiary, and to the best knowledge of Seller and the Subsidiary, each other party thereto, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium, receivership, conservatorship, reorganization or similar laws affecting the rights of creditors generally or equitable principles limiting the right to obtain specific performance or other similar relief; there are no existing defaults or circumstances which, with notice or the passage of time or otherwise, would constitute defaults, by Seller or the Subsidiary or, to the knowledge of Seller and the Subsidiary, any other party to the Origination Premises Lease.

            (c) To Seller's and the Subsidiary's best knowledge, none of the buildings and structures located on real property subject to the Origination Premises Leases, violate any restrictive covenants, or encroach on any property owned by others which violation or encroachment has or may have a material adverse effect on the Origination Business at the relevant location. To Seller's knowledge, no condemnation proceeding is pending, or to the knowledge of Seller and the Subsidiary, threatened, which would preclude or impair in any material respect the use of any real property subject to the Lease, for the uses for which it is currently being used.

3.10  CONTRACTS AND COMMITMENTS

      (i) Each Assumed Contract is a legal, valid and binding obligation of Seller or the Subsidiary, and to the knowledge of Seller and the Subsidiary, of each other party thereto, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, receivership, conservatorship, reorganization or similar laws affecting the rights of creditors generally or equitable principles limiting the right to obtain specific performance or other similar relief), and is in full force and effect;
(ii) Seller and the Subsidiary has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; (iii) to Seller's and the Subsidiary's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any other party under any such agreement which, individually or in the aggregate, could reasonably be expected to result in a loss to Seller, the Subsidiary or Buyer in excess of $25,000; and (iv) each such agreement was entered into by Seller and the Subsidiary in the ordinary course of business.

3.11  EMPLOYEE BENEFIT PLANS

            (a) Except as set forth in Schedule 3.11(a), neither Seller nor Subsidiary maintain or contribute to any (i) employee pension benefit plan (as defined in Section 3(2) of ERISA) that is a defined benefit plan described in Section 3(35) of ERISA or Section 414(j) of the Code or (ii) multi-employer plan described in Section 4001(a)(3) of ERISA or Section 414(f) of the Code.

            (b) Except as set forth in Schedule 3.11(b), neither Seller nor any of its respective directors, officers, employees or agents has, with respect to any Employee

      Benefit Plan that is maintained by or contributed to or with respect to which costs or liabilities are accrued by Seller, engaged in any conduct that would result in any taxes or penalties on prohibited transactions under Section 4975 of the Code or under Section 502(i) or Section 502(l) of ERISA or in breach of fiduciary duty liability under Section 409 of ERISA.

            (c) Except as set forth in Schedule 3.11(c), none of the Employee Benefit Plans provides for or promises retiree medical, disability, or life insurance benefits to any Employees.

            (d) Each of the Employee Benefit Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code, and each of the trusts established thereunder that is intended to be "qualified" within the meaning of Section 401(a) and 501(a) of the Code, has been determined by the Internal Revenue Service to be so qualified, and to Seller's knowledge nothing has occurred since the date of the most recent such determination that would adversely affect the qualified status of any of such Employee Benefit Plans or the trusts thereunder.

            (e) Each of the Employee Benefit Plans that is a group health plan (within the meaning of Section 5000(b)(1) of the Code) complies and has complied in all material respects with the requirements of Part 6 of Title I of ERISA and Section 4980B of the Code.

            (f) Except as set forth in Schedule 3.11(f) there are no pending or threatened claims by or on behalf of any Employee, or dependent of an Employee, covered under any Employee Benefit Plan (other than routine claims for benefits); nor are there any such claims pending or threatened under any local, state, or federal discrimination law regarding employment or former employment with Seller or covered under any conciliation agreement reached with any agency responsible for administration of such laws.

            (g) Seller has not made any commitment regarding the continuation of any Employee Benefit Plan after the Initial Closing Date as to any Employees to be hired by Buyer, and Seller may amend, cancel, terminate, or otherwise modify any Employee Benefit Plan at any time.

3.12  LABOR AND EMPLOYMENT MATTERS

      Except to the extent set forth in Schedule 3.12, with regard to the Origination Business, (a) Seller is not engaged in, and has not engaged in, any unfair labor practice; (b) there is no labor strike, dispute, slowdown or stoppage actually pending or to Seller's knowledge threatened against or directly affecting Seller; (c) no union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (29 U.S.C. ss. 151 ET SEQ.) exists or to Seller's knowledge is threatened; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefor exist or to Seller's knowledge are threatened; (e) no collective bargaining agreement exists which is binding on Seller; (f) Seller has not experienced any material work stoppage or other material labor difficulty; and (g) Seller is not delinquent in any payments to any of its current or former officers, directors, employees or agents for any wages, salaries, commissions, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to them.

3.13  LITIGATION

      There is no action, suit, proceeding or investigation pending, or to Seller's knowledge, threatened against Seller or the Subsidiary which, either in any one instance or in the aggregate, may result in any impairment or economic loss of value to the Assets, or which would draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of Seller or the Subsidiary contemplated herein, or which would be likely to impair materially the ability of Seller or the Subsidiary to perform under the terms of this Agreement.

3.14  TAX MATTERS

            (a) RETURNS FILED AND TAXES PAID. All Returns with respect to the Assets or income therefrom, the Liabilities of Seller or the Subsidiary or payments in respect thereof or the operation of the Origination Business, that are required to be filed on or prior to Closing have been duly filed on a timely basis. No Lien exists on or with respect to any of the Assets in connection with any failure or alleged failure of Seller or the Subsidiary to pay any Taxes due on or prior to Closing.

            (b) LIABILITY FOR TAXES. Seller shall be liable for all Taxes imposed on the Assets or the income therefrom, the Liabilities of Seller or the Subsidiary or payments in respect thereof, or any other Taxes of Seller or the Subsidiary (i) for any taxable year or period that ends on or before the Closing Date and (ii) with respect to any taxable year or period beginning before and ending after the Closing Date, that portion of such taxable year beginning before the period ending on and including the Closing Date. All excise, sales, use and transfer taxes that are payable or that arise as a result of the transactions contemplated by this Agreement shall be paid by Seller.

3.15  NO COMMISSIONS TO THIRD PARTIES

      Except for fees or commissions due to Bayview Financial Trading Group and those persons listed on Schedule 3.22, neither Seller nor the Subsidiary have dealt with any broker or agent or anyone else including current employees of the Seller who might be entitled to a fee, commission or any other financial consideration in connection with the transaction contemplated hereby. Buyer shall not be obligated to pay any fee or commission to any person by virtue of any action or inaction by Seller.

3.16  COMPLIANCE WITH LAW

      Seller and Subsidiary have complied with any and all material requirements of any federal or state law including, without limitation, the provisions of any federal or state law, or regulation governing or pertaining to permissible charges in a consumer transaction for personal, family, or household purposes, in connection with the extension of credit, including, but not limited to, laws relating to usury, truth-in-lending, fair housing, real estate settlement practices and procedures, escrow practices, unlawful discrimination in residential lending, anti-redlining, equal credit opportunity, and fair credit reporting, debt collection, loan disclosures, or other consumer protection matters, laws regulating unfair or deceptive acts or practices, and all other federal or state laws and regulations pertaining to the Origination Business.

3.17  GOOD STANDING

      Seller and the Subsidiary are mortgage lenders and servicers in good standing with the Agencies and all appropriate Governmental Authorities.

3.18  INSURANCE

      All policies of general liability, theft, life, fire, worker's compensation, health, directors and officers, and other forms of insurance owned or held by Seller and the Subsidiary with regard to the Origination Business (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable law, Agency Requirements, Agency Agreements and of all other agreements to which Seller is a party; (iii) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (iv) will remain in full force and effect through the Closing Date.

3.19  REGULATORY AND INVESTOR MATTERS

      Except as set forth in Schedule 3.19, there are no pending, or, to the knowledge of Seller and the Subsidiary, threatened, disputes or controversies between Seller and any federal, state or local Governmental Authority (including any Agency) or any Investor in connection with the Origination Business.

3.20  ENVIRONMENTAL MATTERS

      For purposes of this Agreement, the following terms shall have the indicated meanings:

            "ENVIRONMENTAL LAW" means any federal, state or local law, statute, ordinance, rules, regulation, code, license, permit, authorization, approval, consent, order, determination, judgment, decree, injunction or agreement with any Governmental Authority relating to (1) the health, protection, preservation or restoration of the environment including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, wetlands, plant and animal life or any other natural resource, conservation, and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, ET SEQ; the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601(2)(D); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, ET SEQ; the Clean Air Act, as amended, 42 U.S.C.
      Section 7401, ET SEQ; the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. Section 1251, ET SEQ; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, ET SEQ; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, ET SEQ; the Safe Drinking Water Act, 42 U.S.C. Section 300f, ET SEQ; and all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability for injuries or damages due to the release of any Hazardous Substance.

            "HAZARDOUS SUBSTANCE" means (i) any hazardous wastes, toxic chemicals, materials, substances or wastes as defined by or for the purposes of any Environmental Law; (ii) any "oil", as defined by the Clean Water Act, as amended from time to time, and regulations promulgated thereunder (including crude oil or any fraction thereof and any petroleum products or derivatives thereof); (iii) any substance, the presence of which is prohibited, regulated or controlled by any applicable federal, state or local laws, regulations, statutes or ordinances now in force or hereafter enacted relating to waste disposal or environmental protection with respect to the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any such substance; (iv) any asbestos or asbestos-containing materials, polychlorinated biphenyls ("PCBs") in the form of electrical equipment, fluorescent light fixtures with ballasts, cooling oils or any other form, urea formaldehyde, atmospheric radon; (v) any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, alkalis, acids, chemicals, pesticides, herbicides, sewage, industrial sludge or other similar wastes; (vi) industrial, nuclear or medical by-products; (vii) any lead based paint or coating and (viii) any underground storage tank(s).

            To the best of Seller's and the Subsidiary's knowledge, neither Seller nor the Subsidiary is in violation of or has any (i) liability, absolute or contingent, in connection with or under any Environmental Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Change; (ii) to the best of Seller's and the Subsidiary's knowledge, none of Origination Premises or properties that will secure Pipeline Mortgage Loans (together hereinafter referred to as "Properties") is in violation of or has any liability, absolute or contingent, under any Environmental Law, except any such violations or liabilities which, individually or in the aggregate, would not have a Material Adverse Change; and (iii) to the best of Seller's and the Subsidiary's knowledge, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to any Properties including, without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liability under or violation of Environmental Law, which would impose a liability upon Seller or the Subsidiary pursuant to any Environmental Law, except such as would not, individually or in the aggregate. have a Material Adverse Change.

3.21  CORRESPONDENT AGREEMENTS

      Schedule 1.1(r) sets forth a list of all written Correspondent Agreements relating to the correspondent loan origination and purchase activities to which Seller and/or Subsidiary are a party. To the knowledge of Seller and the Subsidiary (i) each of such Correspondent Agreements is a valid and subsisting contract in full force and effect; (ii) Seller and the Subsidiary are not in material default thereunder; (iii) no other party to any such agreement is in material default thereunder, has claimed Seller or the Subsidiary is in default thereunder or has an ongoing dispute with Seller or the Subsidiary; (iv) there are no facts or conditions that have occurred which, through the passage of time or the giving of notice, or both, would constitute a material default by any party thereunder, or would cause an acceleration of any material obligation of any party thereto or the creation of a Lien upon any of the Assets; and (v) no such agreement gives any other party thereto the right to terminate such agreement except upon proper notice as provided therein.

3.22  ACTIVITIES PENDING CLOSING

      From January 1, 1997 and until the Initial Closing Date, Seller and Subsidiary have conducted the Origination Business only in the ordinary course of business, in accordance in all material respects with applicable law and Agency Requirements and has used all reasonable efforts to preserve intact the Origination Business. Except as otherwise specifically provided in this Agreement and subject to applicable law, from January 1, 1997 and until the Initial Closing Date, Seller has not, without the prior written consent of
Buyer:

            (a) Amended or terminated any agreement designated an Assumed Contract;

            (b) Except in the ordinary course of business at fair market value, bought or otherwise acquired or sold, transferred, assigned, encumbered or otherwise disposed of or entered into any contract, agreement, understanding or other arrangement to buy, acquire, sell, transfer, assign, encumber or otherwise dispose of any Assets or Assumed Liabilities of Seller existing on the date hereof.

      or

            (c) Except as provided in Schedule 3.22, adopted or amended (except as required by law) any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any Employee, or increase, the compensation or fringe benefits of any Employee or pay any benefit not required by any existing plan or arrangement or take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

3.23  DISCLAIMER

      Except as expressly provided herein, no representation or warranty of any kind or nature (express or implied) is being made by Seller, Subsidiary or their agents with respect to the Assets or the Origination Business, including, without limitation, any representation or warranty regarding the merchantability, fitness for a particular purpose, condition, use, quantity, workmanship or existence of any Asset.

                                  ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants as follows:

4.1   ORGANIZATION

      Buyer is a corporation and is duly organized, validly existing, and in good standing under the laws of Ohio.

4.2   AUTHORITY

            (a) Buyer's execution and delivery of this Agreement, and its consummation of the transactions contemplated hereby (inclusive of the sale of the Assets to Buyer on the terms and conditions hereof), have been duly and validly authorized by all requisite corporate action;

            (b) Buyer has the full corporate power and authority to enter into, deliver, and perform this Agreement and any other Operative Documents to be entered into by it; and

            (c)   This Agreement has been duly executed and delivered by Buyer.

4.3   BINDING AGREEMENT

      This Agreement has been and each other Operative Document to which Buyer is a party will be, duly executed and delivered by a duly authorized officer of Buyer, and this Agreement constitutes, and each such other Operative Document, when executed and delivered by Buyer, will constitute, its legal, valid, and binding obligation enforceable against it in accordance with its terms except as may be limited by bankruptcy, insolvency, moratorium, receivership, conservatorship, reorganization or similar laws affecting the rights of creditors generally or equitable principles limiting the right to obtain specific performance or other similar relief.

4.4   DEFAULTS

      The execution, delivery, and performance by Buyer of the Operative Documents to which it is a party do not, and the consummation of the transactions contemplated by the Operative Documents will not (a) violate any provision of the charter or bylaws of Buyer or (b) result in any breach or violation of or be in conflict with or constitute (with or without due notice or lapse or time or both) a default (or give rise to any right of termination, modification, cancellation, or acceleration) that, if exercised, would impair Buyer's ability, financial or otherwise, to perform its obligations under and consummate the transactions contemplated by the Operative Documents under (i) any term of any agreement or instrument to which Buyer is a party or by which Buyer or any of its assets or properties is bound, or (ii) any law, ordinance, regulation, rule, judgment, decree or order binding upon Buyer or any of its assets or properties.

4.5   NO COMMISSIONS TO THIRD PARTIES

      Buyer has not dealt with any broker or agent or anyone else who might be entitled to a fee or commission in connection with this transaction.

4.6   FINANCIAL CAPABILITY

      Buyer has the financial resources required to consummate the transactions contemplated hereby from existing sources of financing.

4.7   GOOD STANDING

      Buyer is a mortgage lender and servicer in good standing with the Agencies and all appropriate Governmental Authorities.


                                   ARTICLE V
                           CERTAIN GENERAL COVENANTS

5.1   PURSUIT OF APPROVALS

      The parties shall cooperate and use their reasonable efforts to obtain all necessary approvals, consents, authorizations and the like to consummate the transactions contemplated herein including, without limitation, any applicable approval, consent or authorization by any Governmental Authority, any Agency, Investor and such other Persons or entities as may be required under the Assumed Contracts, Investor Agreements, other agreements of Seller relative to the Origination Business or applicable law, PROVIDED, however, that it shall be the obligations of Seller at Seller's expense to apply for and obtain all applicable Agency and Investor approvals and consents under Assumed Contracts and other agreements of Seller. If, at anytime after the Closing Date, Buyer shall consider or be advised that any mortgages need to be assigned, or checks or notes endorsed to facilitate the performance of the transactions contemplated by the transitional services agreement entered into by the parties on the date hereof, Seller and Subsidiary shall be deemed to have granted to Buyer, acting through its duly authorized officers, an irrevocable, limited power of attorney to execute and deliver all such mortgages or notes, and such limited power of attorney shall allow Buyer to execute such documents as are reasonably necessary to enable Buyer to file certificates of assumed or fictitious names for the Tradenames. In exercising such powers of attorney, Buyer must exercise reasonable care and prudence to insure that they are only exercised in furtherance of the transactions contemplated by the Operative Documents, by duly authorized officers of Buyer.

5.2   CONFIDENTIALITY

      Except as necessary to carry out the transactions contemplated by this Agreement or except to the extent that disclosure is required by applicable law or regulatory policy, all information or documents including, but not limited to, information concerning business procedures, finances, policies and plans of the other party (whether in hard copy, computer, electronic, microfiche or other format) ("Information") furnished hereunder by any party to any other party shall be kept confidential by the party to whom it is furnished (and such party shall use reasonable efforts to cause its agents and representatives to maintain the confidentiality of such documents) and in the event such transactions are not consummated, each shall return to the other all information furnished hereunder and shall not thereafter use the same for any purpose until such time as such information becomes publicly available, except to the extent (i) it was known by such other party without breach of any obligation of confidentiality prior to being received, or (ii) it is or thereafter becomes lawfully obtainable from other sources, or (iii) it is necessary to disclose the same to any Governmental Authority having jurisdiction over the parties or their Affiliates or as otherwise may be required by applicable law (the party intending to make disclosure in such circumstances shall give the other parties prompt notice prior to making such disclosures so that such other parties may seek a protective order or other appropriate remedy prior to such disclosure), or (iv) such duty of confidentiality is waived in writing by the other party. The foregoing sentence notwithstanding, each party agrees with the other not to use any Information for any purpose, including any competitive purpose, other than as may be necessary for Buyer to operate the Origination Business.

5.3   EXPENSES

            (a) Seller and Buyer shall, except as otherwise specifically provided herein, each bear its own respective expenses incurred in connection with the preparation, execution, and performance of the Operative Documents and the transactions contemplated thereby, including, without limitation, all fees and expenses of agents, representatives, counsel, and accountants.

            (b) Buyer shall be responsible for (i) paying any and all transfer, conveyance, recording, and similar fees or taxes (including, without limitation, sales, use, and real and personal property transfer taxes) arising from the sale of the Assets pursuant to this Agreement and (ii) preparing and filing any returns, reports, or other filings required in connection therewith.

5.4   POST CLOSING INFORMATION

      From time to time after the Closing Date and until two-hundred twenty
(220) days after the Closing Date, the parties shall deliver to each other such information and data as any party may reasonably request, including that required in order to enable such party to complete and file all Federal, state, and local forms that may be required to be filed by it and to complete all customary tax and accounting procedures and otherwise to enable such party to satisfy its internal accounting, tax, and other requirements.

5.5   BOOKS AND RECORDS

            (a) For a period of seven years after the Closing Date, if Buyer desires to dispose of any of the books and records acquired from Seller pursuant to this Agreement that relate to the Origination Business conducted prior to the Closing Date, notice to such effect shall be given by Buyer to Seller, and Seller shall be given an opportunity prior to any such disposition, at its cost and expense, to remove and retain all or any part of such books and records as it may select. During the period such books and records are preserved and kept by Buyer, duly authorized representatives of Seller shall, on reasonable prior notice, have access thereto during normal business hours to examine, inspect, and copy such books and records at Seller's expense.

            (b) For a period of three years after the Closing Date, if Seller desires to dispose of any of the books and records in its possession on the Closing Date that relate to the Origination Business conducted prior to the Closing Date, notice to such effect shall be given by Seller to Buyer and Buyer shall be given an opportunity prior to any such disposition, at its cost and expense, to remove and retain all or any part of such books and records as it may select. During the period such books and records are preserved and kept by Seller, duly authorized representatives of Buyer shall, on reasonable prior notice, have access thereto during normal business hours to examine, inspect, and copy such books and records at Buyer's expense.

5.6   FURTHER ASSURANCES

      Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions of and the transactions contemplated by the Operative Documents.


5.7   PERSONNEL

            (a) Promptly after the Initial Closing Date, Buyer shall offer employment effective at 12:01 a.m. Central Standard Time on February 1, 1997 to all of the Employees upon substantially the same terms and conditions, exclusive of employee benefits as existed with such Employees immediately prior to the Closing. Employees who are on temporary leave of absence on the Closing Date will have the effective date of their offer of employment deferred to the date on which they are available to return to active employment status. In the event such Employees are not available to return to active employment status by September 1, 1997, Buyer shall be under no further obligation to offer them employment. In the event Employees identified on Schedule 1.1(v)(ii) are not employed by Buyer on March 31, 1997 or have terminated or refused employment with Buyer, prior to March 31, 1997, Buyer shall have the option of offering employment to other Employees of Seller engaged in the Origination Support Business on the same terms and conditions as offered to Employees hired on February 1, 1997 (adjusted for the difference in the date employment commences), provided Seller shall consent prior to such offer, which consent shall not be unreasonably withheld.

      However, nothing in this Section shall be deemed to require that Seller continue to employ any of said Employees after the Closing Date.

            (b) Seller and the Subsidiary shall allow Buyer reasonable access to Seller's and the Subsidiary's employees prior to the Closing.

            (c) Seller shall be solely responsible for all compensation, bonuses and other payments, and all sick pay, workers' compensation, disability pay, severance pay, vacation pay, deferred compensation, profit-sharing benefits, health care benefits and any other employee benefit, accrued through the Closing Date for which Seller or the Subsidiary are obligated under any Contract or Employee Benefit Plan, or under any personnel or employee manual or policy or under any law or regulation. If any Employee has accrued an amount of vacation in excess of one hundred percent (100%) of their eligibility with Seller, pursuant to Seller's carry forward, Seller will pay the excess amount, if any, to such Employees on January 31, 1997, or as soon thereafter as practicable. In addition, Seller shall pay to Buyer, an amount equal to the accrued value of the vacation pay for Employees hired by Buyer, as accrued through the Closing Date, and net of any direct payments made by Seller to Employees.

            (d) Buyer is not assuming, nor shall it have any responsibility whatsoever for the continuation of, or any liabilities under or in connection with, any Employee Benefit Plan or any employment contract, collective bargaining agreement, or severance arrangement of Seller or the Subsidiary. Buyer is not, and shall not be deemed to be, a successor employer to Seller or the Subsidiary with respect to any Employee Benefit Plan; and no plan adopted or maintained by Buyer after the Closing is or shall be deemed to be a "successor plan", as such term is defined in
      Section 4021(a) of ERISA, of any Employee Benefit Plan. No assets held under any Employee Benefit Plan shall be transferred to Buyer or to any plan adopted or maintained by Buyer. Seller shall remain fully liable with respect to all Employee Benefits Plans, and Buyer does not and will not be required to assume by law, or under any form of any Employee Benefit Plan, any of the responsibilities or liabilities under any Employee Benefit Plan.

            (e) Buyer shall assume liability for severance pay, if any, payable to any employee who is terminated by Buyer after the Employee becomes an employee of Buyer. Such payments shall be made pursuant to Buyer's severance policy, if any, in effect on the date of termination. Buyer shall compute severance pay by giving Employees credit for years of service with Seller or the Subsidiary, to the same extent such service was recognized under Seller's or the Subsidiary's severance policy. Until January 1, 1998, Buyer agrees to provide Employees with vacation allowance equal to the vacation allowance provided under Seller's vacation policy. On and after January 1, 1998, Employees' vacation allowance shall be determined solely in accordance with Buyer's vacation policy, as in effect on such date.

            (f) Neither Buyer nor Seller intends this Agreement to create any rights or interests, except as between Buyer and Seller, and no present, former, or future employee of Buyer or Seller shall be treated as a third party beneficiary in or under this Agreement.

            (g) To the extent possible, upon Buyer's request, Seller shall cooperate with Buyer to transfer to Buyer Seller's experience rating in states other than Texas for state unemployment tax purposes.

            (h) The Employees hired by Buyer will be offered the opportunity to become participants as of 12:01 a.m. Central Standard Time on the day after the Closing Date in the health insurance plan of the Buyer. The Employees hired by Buyer will be eligible (i) to participate as of 12:01 a.m. Central Standard Time on March 1, 1997, or as soon thereafter as practicable, in the 401(k) plan of the Buyer (the "New 401(k) Plan") and
      (ii) to "rollover" any amounts distributed from the 401(k) and profit sharing accounts established under the Employee Benefit Plans into a new 401(k) or profit sharing account established under the New 401(k) Plan. Seller agrees to vest all Employees as of Closing Date who are hired by Buyer herein, in all benefit amounts under Seller's 401(k) plan. Buyer further agrees that all Employees hired by Buyer herein shall be given full credit for all years of service with Seller in connection with eligibility and vesting in Buyer's plans except for the non-contributory retirement plan. For purposes of the Buyer's non-contributory retirement plan, Employees hired by the Buyer herein, shall be given no credit for years of service with the Seller in connection with eligibility to participate, benefit service and vesting. Employees hired by the Buyer herein will be treated as a new hires for purposes of the non-contributory retirement plan. Further, there shall be no waiting period or preexisting condition exclusions in connection with any health, or life insurance or disability plan of Buyer for said Employees.

            (i) Buyer shall pay Seller, as a part of the Net Assets Price, the full amount of any employee advances or draws advanced by Seller prior to the Closing Date to Employees hired by Buyer, which are shown on the books and records of Seller, and shall receive from Seller an assignment of Seller's rights to collect or offset any such advances or draws against commissions, or other compensation or expense reimbursements due said Employees. (Seller will indemnify Buyer for any advances or draws that Buyer is unable to recover from commissions, or other compensation or expense reimbursement due said Employees within 365 days of the Closing Date provided that such indemnification shall terminate as to those Employees for whom Buyer alters its compensation plans or methods for paying draws in any material respect when such alterations occur. Such indemnification shall not be subject to the provisions of Section 6.3(e)).

            (j) If Buyer provides notice of termination to any of the Employees in the Origination Support Business who are listed on Schedule 1.1(v)(ii) on or prior to March 31, 1997 and terminates such Employee(s) on or before April 30, 1997, then Seller agrees to reimburse Buyer for any severance payments made by Buyer to such Employee(s), for the amount that such Employees would have been entitled to under the applicable Employee Benefit Plan of the Seller (generally two weeks salary for each year of service). Buyer covenants to pay to such Employees the amount of severance to which such Employees would be entitled under the applicable Employee Benefit Plan.

            (k) Seller shall pay for any commissions and overrides which are due to Employees on Pipeline Mortgage Loans which close after the Closing Date.

5.8   EMPLOYEE BENEFIT PLANS; WORKERS COMPENSATION PLAN

            (a) Seller shall be solely liable and responsible for all liabilities for costs of hospitalization and all other forms of medical treatment arising with respect to any Employee Benefit Plan of the Seller or the Subsidiary (including all liabilities arising under Code Section 4980B), and shall indemnify and hold harmless the Buyer from and against any and all liabilities arising with respect to any Employee Benefit Plan of the Seller providing medical coverage including, without limitation, all obligations and liabilities for hospitalization and any form of medical treatment of an Employee or dependent which occurs on or prior to the Closing Date, provided, however, that if any such medical treatment is
      (i) of a continuous nature, (ii) continues during the period subsequent to the Closing Date (the "Post-Closing Continuous Medical Treatments") and
      (iii) relates to an Employee hired by Buyer or a dependent thereof, then Buyer shall be liable for the portion of such Post-Closing Continuous Medical Treatments incurred after the Closing Date thereunder.

            (b) Seller shall be solely liable and responsible for all costs of hospitalization and all other forms of medical treatment or other benefits arising with respect to the Workers Compensation Plan and shall indemnify and hold harmless the Buyer, from and against any and all such liabilities.

            (c) Buyer shall not have any liability with respect to any Employee Benefit Plan. This paragraph shall not limit Buyer's obligations set forth in other provisions of this Section 5.8.

            (d) Seller shall not be liable or responsible for any costs of hospitalization or other forms of medical treatment that are provided to Employees hired by Buyer under the health insurance plan of Buyer.

5.9   NON-COMPETITION

      For a two year period following the Closing Date, Seller covenants and agrees with Buyer that it shall not engage in, and shall cause its employees, officers, directors and Affiliates not to engage in the business of originating retail first mortgage loans from borrowers located in the states or other jurisdictions in which the Origination Premises are located (with the exception of the State of Texas), including but not limited to serving as an officer, director, proprietor, employee, agent, consultant, partner, shareholder or investor (other than (i) as a passive investor with less than five percent (5%) of the outstanding capital stock of a publicly traded corporation). Seller further covenants and agrees with Buyer that during the two year period following the Closing Date, Seller will not, and shall cause its employees, officers, directors and Affiliates not to employ any Employee except with the express written permission of Buyer.

      The prior paragraph shall not limit Seller, its employees, officers, directors and Affiliates from during such two year period (a) conducting any of the wholesale or correspondent mortgage origination business which Seller conducts on the date hereof and which Buyer is not conducting at any time during such two year period, (b) engaging in activities related to Pipeline Mortgage Loans, (c) performing administrative duties relating to Mortgage Loans under agreements that provide for payment to Seller or the Subsidiary of a servicing or subservicing fee, (d) purchasing, selling or securitizing mortgage loans,
(iv) telemarketing of mortgage loan originations, (e) originating "B&C" mortgage loans, (vi) refinancing of mortgage loans currently serviced by Seller or the Subsidiary, or (vii) originating home equity loans.

5.10  DATA BASE

      Seller shall deliver the Data Base to Buyer in a format mutually agreeable within thirty (30) days after the date hereof.

5.11  WHOLE LOAN PURCHASE OBLIGATION

      Seller agrees to purchase from Buyer adjustable rate mortgage loans up to the aggregate principal amount of $200,000,000 per annum for each of the two years beginning on the Closing Date with the product mix and terms set forth on
Schedule 5.11 and pursuant to a whole loan purchase agreement to be entered into by and between Seller and Buyer on the Closing Date.

5.12 OPERATION OF ORIGINATION BUSINESS FROM THE INITIAL CLOSING DATE TO THE CLOSING DATE

      From the Initial Closing Date to the Closing Date, Seller and Subsidiary shall conduct the Origination Business only in the ordinary course of business, in accordance in all material respects with applicable law, Agency Requirements and Investor Agreements. In addition, until the Closing Date, Seller and Subsidiary shall not, without the prior written consent of Buyer:

            (a) amend or terminate any agreement designated an Assumed Contract;

            (b) acquire or sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement, understanding or other arrangement to buy, acquire, sell, transfer, assign, encumber or otherwise dispose of any Assets or Assumed Liabilities of Seller or Subsidiary existing on the date hereof;

      or

            (c) adopt or amend (except as required by law) any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any Employee, or increase, the compensation or fringe benefits of any Employee or pay any benefit not required by any existing plan or arrangement or take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

5.13  ORIGINATION PREMISES LEASE EXPENSES

      Seller covenants to obtain from the relevant Landlords assignments to Buyer of all Origination Premises Leases on or before May 1, 1997, or such later date as the parties mutually agree. If (a) Seller is unable to obtain a consent by such date, (b) at some point thereafter during the term of the relevant Lease, Buyer is prohibited by the relevant landlord from occupying the relevant premises and (c) Buyer moves to a new premise, then Seller will reimburse Buyer for the following expenses: (i) the difference in the occupancy costs between the present lease and the new lease which Buyer enters into for the period from the date of the move until the end of the original term of the present lease, provided that the space for the new lease is substantially similar to that for the present lease; (ii) reasonable and prudent out-of-pocket moving costs of Buyer associated with the move from the present premises to the new premises;
(iii) if there is an
interruption in business, an amount of $600 per day for such disruption; and
(iv) any unamortized Purchased Leasehold Improvements. Buyer shall use its best efforts to minimize the expenses for which Seller is required to reimburse Buyer. In addition, Seller shall give Buyer prompt notice of any anticipated move and work with Buyer to minimize such expenses.

      With regard to the Origination Premises Leases identified on Schedule 5.13, the Seller shall have a period of sixty (60) days from the Closing Date to determine whether it is able or willing to assign any such leases to Buyer, whether in whole or in part. During such sixty day period, Buyer and Seller shall be allocated and pay the respective percentages of the monthly lease payments most recently reflected on the Seller's rent roll. In connection therewith Seller shall, with respect to each such Origination Premises Leases have three (3) options, to wit: 1) Seller may partition the property and either sublease, or assign a portion of the Origination Premises to Buyer; 2) Seller may elect to keep the leased premises for its own use entirely, in which event Buyer will relocate; or 3) Seller may abandon its entire interest in an Origination Premises Lease, and assign said interest to Buyer. The parties agree and understand that the provisions of this subparagraph are intended to allow the Seller to resolve issues relating to a limited number of Origination Premises Leases with special concerns previously identified by Seller and Buyer. Seller agrees to provide reasonable notice of its election of options under this paragraph. In the event Seller elects to partition, no financial adjustments are required, and Buyer shall assume responsibility for its allocated portion of the Origination Premises Lease on the effective date of the assignment or sublease. In the Event Seller elects to keep the entire space for its own use, Buyer shall be entitled to reimbursement for expenses in accordance with the provisions of the the first paragraph of this Section 5.13. In the event Seller elects to abandon its interest, Buyer will be entitled to reimbursement for expenses incurred in connection with the "excess space" it assumes responsibility for. Reimbursement for this "excess space" will be determined by calculating the ratio of the "excess space" to the entire space covered by such Origination Premises Lease, then multiplying that ratio times the projected lease expenses over the remaining term of said lease to arrive at the total projected lease expenses for the excess space over the remaining term. Seller shall then reimburse Buyer for eighty-five percent (85%) of such amount attributable to the excess space.

      With regard to the Origination Premises Lease in Fort Lauderdale, Florida, Seller shall also assign to Buyer its interest as sublessor in a sublease. Buyer shall be entitled to seek reimbursement for the full amount of any sublease payments for the remaining original term of the assigned sublease to which it would be entitled under said sublease, if they are not remitted by the sublessee.

      Should a dispute arise between Buyer and Seller with regard to the provisions of this Section 5.13, the parties shall submit the dispute to arbitration to be conducted in accordance with the provisions of Section 2.7 of this Agreement.

                                  ARTICLE VI
                    INDEMNITY AND RECOURSE; OTHER REMEDIES

6.1   SELLER'S INDEMNITY

      Seller shall save, indemnify and hold harmless Buyer and its Affiliates and the successors, assigns, officers, directors, servants, employees, partners, and agents of any of them (the "Buyer Indemnified Parties"), promptly upon demand at any time and from time to time, from and against any and all actions and claims asserted against any Buyer Indemnified Party, and shall reimburse the Buyer Indemnified Parties for any and all actual losses, Liabilities, damages, charges, Liens, deficiencies, or expenses of any nature including, without limitation, reasonable attorneys' fees ("Buyer's Losses"), to the extent that Buyer's Losses are incurred by or assessed against any Buyer Indemnified Party and arise out of or result from:

            (a) the inaccuracy in any respect of any representation or warranty made by Seller in any Operative Document;

            (b) the failure by Seller to perform or observe any material term, condition, or provision of any Operative Document;

            (c) the assertion against any Buyer Indemnified Party or the Assets of any claims, other than claims arising from the Assumed Liabilities, based upon the rights of any creditor, officer, director, employee, Agency, mortgagor, customer or agent of Seller, any of its Affiliates or prior parties in interest; and

            (d) the assertion against any Buyer Indemnified Party or the Assets of any claims based upon any Liabilities of Seller, any of its Affiliates or prior parties in interest or any Liabilities relating to the operations, assets, or properties of Seller, any of its Affiliates or prior parties in interest, other than the Assumed Liabilities.

      Seller shall not be entitled to such indemnification under Section 6.1(c) or (d) for any matters related to Environmental Laws.

6.2   BUYER'S INDEMNITY

      Buyer shall save, indemnify and hold harmless Seller and its Affiliates and the successors, assigns, officers, directors, partners, employees, servants, and agents of any of them (the "Seller Indemnified Parties"), promptly upon demand at any time and from time to time, from and against any and all actions and claims asserted against any Seller Indemnified Party and shall reimburse Seller Indemnified Party for any and all actual losses, Liabilities, damages, charges, Liens, deficiencies or expenses of any nature including, without limitation, reasonable attorneys' fees ("Seller's Losses"), to the extent and only to the extent that Seller's Losses are incurred by or assessed against any Seller Indemnified Party and arise out of or result from:

            (a) the inaccuracy in any respect of any representation or warranty made by Buyer in any Operative Document;

            (b) the failure by Buyer to perform or observe any material term or provision of any Operative Document;

            (c) the Assumed Liabilities;

            (d) the assertion against any Seller Indemnified Party of any material claim based upon the failure of Buyer to continue to perform any service or activity previously performed by Seller that Buyer is required to perform pursuant to the Operative Documents.

6.3   INDEMNITY PROCEDURES

            (a) If any legal proceedings, claims, or demands are instituted or asserted by any Person in respect of which any of the Buyer Indemnified Parties or Seller Indemnified Parties may seek indemnification from any party hereto pursuant to the provisions hereof (such legal proceedings, claims, or demands being referred to individually as a "Claim" and collectively as the "Claims"), the indemnified party, after receipt by it of written notice of the commencement or assertion of such Claim, shall promptly cause a written notice of such Claim to be made to the indemnifying party; provided that failure to give such notice shall not
      (i) relieve the indemnifying party of its indemnification obligations hereunder, unless such failure to provide notice shall have materially and substantially prejudiced the rights of the indemnifying party under
      Section 6.3(b), or (ii) result in any Liability of the indemnified party to the indemnifying party. The provision of such notice of Claim within the applicable survival period specified in Section 8.1 shall preserve the Indemnified Party's Claim for reimbursement or indemnity.

            (b) Subject to the next sentence, the indemnifying party shall have the right, at its option and expense, to assume the defense, settlement, or other disposition (collectively "Defense") of any Claim, provided that within twenty (20) days of receiving the notice with respect to such Claim pursuant to Section 6.3(a) hereof (or within such shorter period of time as an answer or other responsive action may be required), the indemnifying party, by notice delivered to the indemnified party, elects to assume such Defense and each indemnifying party acknowledges its obligation hereunder to indemnify the indemnified party with respect to such Claim. Notwithstanding the foregoing, the indemnifying party shall not have the right to assume the Defense of any Claim if: (i) representation of both the indemnified and indemnifying parties by the same counsel would be prohibited by rules or regulations governing the professional conduct of such counsel due to actual or potential differing interests between them;
      (ii) the indemnified party determines in good faith that there is a significant possibility that such Claim may materially and adversely affect it or its Affiliates other than as a result of monetary damages.; or (iii) the indemnified party determines in good faith that the indemnifying party has insufficient financial resources to satisfy any monetary damages reasonably likely to result from such Claim.

            (c) If the indemnifying party has assumed the Defense of a Claim in accordance with Section 6.3(b) hereof, then the following shall apply:

                  (i) except as provided in clause (v) of this Section 6.3(c)
            the indemnified party shall have the right to participate and assist in, but not control, the Defense of such Claim and to employ its own counsel in connection therewith;

                  (ii) except as provided in clause (v) of this Section 6.3(c)
            the indemnifying party shall not be liable to the indemnified party for the fees or expenses of the indemnified party's counsel or other expenses incurred by the indemnified party in connection with participating in the Defense of such Claim, except that the indemnifying party shall be liable for any such fees and expenses incurred prior to the time the indemnifying party assumed such Defense;

                  (iii) counsel used by the indemnifying party in connection with the Defense of such Claim shall be reasonably satisfactory to the indemnified party;

                  (iv) except as provided in clause (v) of this Section 6.3(c), the indemnifying party shall have no liability with respect to any compromise or settlement of such Claim effected without its consent, which consent shall not be unreasonably withheld;

                  (v) if the indemnifying party shall fail or omit to diligently prosecute the Defense of such Claim, then (A) the indemnified party shall have the right to control the Defense of such Claim, (B) the indemnifying party shall be liable to the indemnified party for the fees and expenses of the indemnified party's counsel and other expenses incurred by the indemnified party in connection with the Defense of such Claim and (C) the indemnifying party shall be liable for any settlement of such Claim effected by the indemnified party; and

                  (vi) the indemnifying party shall not effect any compromise or settlement of such Claim without the consent of the indemnified party, which consent shall not be unreasonably withheld, unless such compromise or settlement includes a full release of the indemnified party, neither the indemnified party's business nor its name nor the business or name of any of its Affiliates will not be damaged by such settlement, and such settlement is limited strictly to monetary damages.

            (d) If the indemnifying party does not assume the Defense of a Claim (whether because it elects not to or has no right to) the following shall apply:

                  (i) the indemnifying party shall have the right, at its sole cost and expense, to participate in, but not control, the Defense of such Claim and to employ its own counsel in connection therewith; and

                  (ii) the indemnifying party shall have no liability with
            respect to any compromise or settlement of such Claim effected without its consent, which shall not be unreasonably withheld.

            (e) Notwithstanding any other provision hereof, an indemnifying party shall not be liable under this Article VI for any Claims sustained by the indemnified party unless and until the aggregate amount of all such Claims sustained by the indemnified party shall exceed $200,000, in which event the indemnifying party shall be liable for all such Claims in excess of $200,000.

            (f) The parties agree to cooperate to the fullest extent possible in connection with any Claim in respect of which indemnification is sought under this Agreement.

            (g) After the Closing, the rights set forth in this Article VI shall be each party's sole and exclusive remedies against the other party hereto for breaches of representations or covenants contained in this Agreement or any other Operative Document.

            (h) The amount of indemnification to which either party shall be entitled under this Article VI shall be (i) reduced by (A) the amount of any insurance proceeds actually received by the Indemnified Party or other cash payments directly attributable to the claim in question if the Indemnified Party effects such recovery, provided that Buyer shall have no obligation to pursue any insurance claim, and (B) the value of the "Tax Benefit" (as hereinafter defined), if any, computed at the Assumed Rate (as defined below) for all Taxes, such Tax Benefit to be reduced, but not below zero, by the cost of any "Tax Detriment" (as hereinafter defined), computed at the Assumed Rate, it being the intent of the parties that the indemnity provided for in this Article VI be net of all insurance recoveries and all income tax effects to the Indemnified Party. For purposes of this Section 6.3(h), (i) the "Assumed Rate" shall be the maximum combined rate applicable to C corporations on the date of any payment to the Indemnified Party; (ii) the term "Tax Benefit" shall mean an item that results in an increase in the deductions allowable to the Indemnified Party under the Code irrespective of whether the Indemnified Party has any income against which to take the deduction; and (iii) the term "Tax Detriment" shall mean an item that results in an increased item of gross income of the Indemnified Party pursuant to the Code. The present value of future tax benefits or liabilities shall be determined utilizing a discount rate of 8% per annum.

            (i) Except as otherwise provided in this Article VI, all indemnification shall be paid for by the indemnifying party on a dollar for dollar basis without regard to or application of any multiple.

                                  ARTICLE VII
                 RESTRICTIONS ON SOLICITATION; CONFIDENTIALITY

7.1   CONFIDENTIALITY

      Following the Closing, Seller shall, and shall cause its Affiliates to, keep confidential all information concerning the Origination Business known to it and neither Seller nor any of its Affiliates shall use any such information for its own business, except that Seller may use information concerning the Origination Business to the extent reasonably necessary to conduct its affairs and to arrange and dispose of its assets and liabilities not purchased or assumed by Buyer. Further, nothing contained herein shall be deemed to restrict the utility of Seller to disclose or report information relating to the Origination Business pursuant to applicable banking, securities, insurance or other laws or regulations.

7.2   WHOLESALE OPERATIONS

      If Buyer shall close any offices from which Seller currently conducts Wholesale operations within six (6) months after the Closing Date hereof and provides Seller thirty (30) days prior written notice of such, Seller agrees to reimburse Buyer for (a) any severance costs of Buyer under its existing benefits plans to Employees hired by Buyer (or their replacements) who work in the Wholesale operations (including those who work in underwriting and post-closing) at the Origination Premises (as if such Employees were terminated today for all purposes, including vesting), (b) the present value (determined using a discount rate of 8%) of the then remaining lease payments for the Origination Premises related thereto, assuming the lease term and payments are the same as under the present leases, and (c) unamortized Purchased Leasehold Improvements. If the relevant Origination Premises is used for retail and Wholesale operations, the amount of the lease payment from Seller to Buyer shall be prorated in proportion to that portion of the premises used for Wholesale operations.

7.3   ENFORCEMENT OF ARTICLE VII

      Seller acknowledges that its failure or threatened failure to comply with the provisions of this Article VII will result in immediate, irreparable, and continuing damage to Buyer for which there will be no adequate remedy at law and that, in the event of its failure or threatened failure so to comply, Buyer and its successors, legal representatives, and assigns shall be entitled to temporary and permanent injunctive relief and to such other and further relief as may be necessary and proper to ensure compliance with the provisions of this
Article VII.


                                 ARTICLE VIII
                                 MISCELLANEOUS

8.1   SURVIVAL

      The representations and warranties contained in Article III and Article IV and the remedies for the inaccuracy or breach thereof and the indemnities and reimbursements provided for in Article V or VII hereof shall survive the Closing Date for a period of two (2) years. The indemnities provided for in Article VI and the representations set forth in Section 3.14 shall survive for a period of six (6) years.

8.2   AMENDMENT

      This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.3   COUNTERPARTS

      This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument

8.4   ENTIRE AGREEMENT

      The Operative Documents contain the entire agreement between the parties and supersede all prior agreements, arrangements, and understandings relating to the subject matter thereof. There are no written or oral agreements, understanding, representations, or warranties between the parties other than those set forth in the Operative Documents.

8.5   RIGHTS CUMULATIVE; WAIVERS

      The rights of each of the parties under this Agreement are cumulative, may be exercised as often as any party considers appropriate, and are in addition to each such party's rights under any of the other Operative Documents or, except as otherwise modified herein, under law. The rights of each of the parties hereunder shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

8.6   ADDITIONAL ACTIONS

      Buyer and Seller agree to cooperate and take such actions necessary to (i) vest, perfect or conform, of record or otherwise, in the Buyer its right, title or interest in, to or under any of the Assets, or (ii) otherwise carry out the purposes of this Agreement.

8.7   SECTION HEADINGS

      The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.8   NOTICES

      All notices and other communications hereunder shall be in writing (including a writing delivered by facsimile transmission) and shall be deemed to have been duly given (i) when delivered, if sent by registered or certified mail (return receipt requested), (ii) when delivered, if delivered personally or by telecopy, or (iii) on the second following business day, if sent by United States Express Mail or overnight courier, in each case to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

      If to Seller:

            Jonathon K. Heffron, Esq.
            Executive V.P., C.O.O., & General Counsel Bank United, a federal savings bank 3200 Southwest Freeway
            Suite 1600
            Houston, TX 77027

      If to Buyer to:

            President
            National City Mortgage Co.
            3232 Newmark Drive
            Miamisburg, OH 45342

      with copies to:

            Robert C. Ellis, Esq.
            National City Bank of Columbus
            155 East Broad Street
            Columbus, OH 43251

8.9   GOVERNING LAW

      This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to the choice of law principles thereof.

8.10  SUCCESSORS AND ASSIGNS

      This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Without the consent of the other parties hereto, no party hereto may assign or delegate its rights or duties hereunder, except that Buyer may assign this Agreement and its rights hereunder, in whole or in part, to any direct or indirect wholly-owned subsidiary of Buyer, provided that no such assignment shall relieve Buyer of its obligations hereunder.

8.11  FURTHER AGREEMENTS

      Seller and Buyer each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments, or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement (including but not limited to updates of Exhibits and Schedules to be attached hereto and incorporated herein).

8.12  PUBLICITY

      Buyer and Seller agree to consult with each other and to coordinate the issuance of any press release or similar public announcement or communication containing the other's name and relating to the execution or performance of this Agreement and the transactions contemplated hereby; PROVIDED, HOWEVER, that no party shall be restrained, after consultation with the other party, from making such disclosure as it shall be advised by counsel is required by law or by the applicable regulations of any regulatory body or securities exchange to be made. Without the prior written consent of the parties, neither Seller nor Buyer shall advertise or publicize in any newspaper or periodical any of the transactions contemplated by this Agreement using either Seller's or Buyer's name, including by way of a "tombstone" advertisement.

8.13  SEVERABILITY

      This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.

8.14  WAIVERS

      No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

8.15  EXHIBITS AND SCHEDULES

      The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

8.16  GENERAL INTERPRETIVE PRINCIPLES

      For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles", "Sections", "Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs, and other subdivisions of this Agreement;

            (d) a reference to a Subsection without further reference to a
      Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein", "hereof", "hereunder", and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (f) the term "include" or "including" shall mean by reason of enumeration.

8.17  REPRODUCTION OF DOCUMENTS

      This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers, and modifications that may hereafter be executed, (b) documents received by any party on the Initial Closing Date or Closing Date, and (c) financial statements, certificates, and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic, or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile, or further reproduction of such reproduction shall likewise be admissible in evidence.

            IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto by their authorized representatives, all as of the day and year first above written.

                        BANK UNITED, a federal savings bank

                        By:       /s/GEORGE R. BENDER
                        Name:        George R. Bender
                        Title:       Executive Vice President

                        COMMONWEALTH UNITED MORTGAGE COMPANY

                        By:       /s/GEORGE R. BENDER
                        Name:        George R. Bender
                        Title:       Executive Vice President

                        NATIONAL CITY MORTGAGE CO.

                        By:       /s/LEO KNIGHT
                        Name:        Leo Knight
                        Title:       President

                       ASSET PURCHASE AND SALE AGREEMENT

                                   EXHIBIT A

           TAX ALLOCATION OF PURCHASE PRICE AND ASSUMED LIABILITIES

               INITIAL ALLOCATION OF PRELIMINARY PURCHASE PRICE

PRODUCTION PREMIUM:                             $10,500,000.00

FURNITURE, FIXTURE & EQUIPMENT:                 $ 1,203,615.00
                                                --------------

TOTAL:                                          $11,703,615.00

      This Exhibit A will be updated to reflect the Final Purchase Price after determination of same in accordance with Section 2.5 of the Asset Purchase and Sale Agreement.

                       ASSET PURCHASE AND SALE AGREEMENT

                                SCHEDULE 2.5(A)

                               CLOSING STATEMENT


Production Premium                                    $10,500,000.00

Estimated Net Assets Price                            $ 1,203.615.00
                                                      --------------

Preliminary Purchase Price                            $11,703.615.00
                                                      ==============

                          WIRE TRANSFER INSTRUCTIONS

                                  Bank United
                              3200 Southwest Fwy
                                Houston, Texas

                              ABA NO. 3130-71-904

                       Attention:  Lynne King, Treasury

                       ASSET PURCHASE AND SALE AGREEMENT

                                 SCHEDULE 5.11

                     PRODUCT MIX AND TERMS FOR PURCHASE OF
                        ADJUSTABLE RATE MORTGAGE LOANS

      In connection with the consummation of the transaction contemplated by the Asset Purchase and Sale Agreement entered into by the parties hereto, Seller would be willing to acquire ARM Loans with an aggregate outstanding principal balance up to four hundred million dollars ($400,000,000) within the 24 months following the Closing Date; provided, however, that the aggregate principal balance of ARM Loans purchased shall not exceed two hundred million dollars ($200,000,000) in either of the 12 calendar month periods contemplated hereunder. All ARM loans eligible to be purchased pursuant to the terms of this commitment must be in conformance with applicable Agency Guidelines and Investor Requirements and the terms of a separate whole loan purchase agreement to be entered into by the parties hereto. Further, based on the annual aggregate principal balance of loans purchased, Seller would not be obligated to purchase loans in excess of the following limitations:

(is less than or equal to) 15% Second Homes
(is less than or equal to)  5% Condo Concentration
(is less than or equal to) 35% Loans in excess of $500,000*
(is less than or equal to) 15% Condominium
(is less than or equal to) 40% LTV 75-80%
(is less than or equal to) 15% 2-4 Units
(is less than or equal to) 75% California Properties

*Loans in excess of $800,000 must be pre-approved by Seller.

An example of a daily or monthly pricing matrix is:

=====================================================================================================
           3/1's                         5/1's                                7/1's
-----------------------------------------------------------------------------------------------------
Index: 1 Year Treasury             Index: 3 Year Treasury             Index: 4 Year Treasury
-----------------------------------------------------------------------------------------------------
Net Spread to Index:210 bps        Net Spread to Index:160 bps        Net Spread to Index:170 bps
-----------------------------------------------------------------------------------------------------
Gross Reset Margin: 2.75%          Gross Reset Margin: 2.75%          Gross Reset Margin: 2.75%
-----------------------------------------------------------------------------------------------------
Gross Life Cap: 6.00%              Gross Life Cap: 5.00%              Gross Life Cap: 5.00%
-----------------------------------------------------------------------------------------------------
Period Cap: 2.00%                  Period Cap: 2.00%                  Period Cap: 2.00%
-----------------------------------------------------------------------------------------------------
Servicing: 25 bps                  Servicing: 25 bps                  Servicing: 25 bps
-----------------------------------------------------------------------------------------------------
Buy Ups: 2 x 1 (101-00 maximum)    Buy Ups: 3 x 1 (101-00 maximum)    Buy Ups: 3 x 1 (101-00 maximum)
-----------------------------------------------------------------------------------------------------
Buy Downs: 2 x 1                   Buy Downs: 3 x 1                   Buy Downs: 4 x 1
=====================================================================================================

The following products will be acquired:

================================================================================
               Loan Type                              Description
--------------------------------------------------------------------------------
1 Month COFI                            Negam, Resets to fully indexed in 3 mos.
--------------------------------------------------------------------------------
1 Month Libor                           Negam, Resets to fully indexed in 3 mos.
--------------------------------------------------------------------------------
6 Month Libor - conforming              6 month Libor indexed ARM
--------------------------------------------------------------------------------
6 Month Libor - non-conforming          6 month Libor indexed ARM
--------------------------------------------------------------------------------
1 Year/(12 month reset) non-conforming  1 year Treasury indexed ARM
--------------------------------------------------------------------------------
3 Year/1 Year - non-conforming          1 year Treasury ARM with 3 year fixed
--------------------------------------------------------------------------------
5 Year/1 Year - non-conforming          1 Year Treasury ARM with 5 year fixed
--------------------------------------------------------------------------------
7 Year/1 Year - non-conforming          1 Year Treasury ARM with 7 year fixed
--------------------------------------------------------------------------------
10 Year/1 Year - non-conforming         1 Year Treasury ARM with 10 year fixed
--------------------------------------------------------------------------------
30 Year SISA - non-conforming           30 Year Fixed
--------------------------------------------------------------------------------
30 Year SISA - conforming               30 Year Fixed
================================================================================

These loans will be acquired either on a servicing retained basis or on a servicing released to us. The prices will be set on a weekly basis to an index or in some cases on a monthly basis.

Other provisions would be:

1.    Fall out percentage 35% apply RFC penalty.

2.    No solicitation of delivered product.